                                                               EXHIBIT (a)(1)(i)

  This announcement is not an offer to purchase or a solicitation of an offer to sell Common Shares. The Offer is made only by the Offer to Purchase dated January 19, 2001 and the related Letter of Transmittal.
 The Offer is not being made to, nor will tenders be accepted from or on behalf of,
        holders of Common Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws.

                      VAN KAMPEN SENIOR FLOATING RATE FUND

                      NOTICE OF OFFER TO PURCHASE FOR CASH
             37,631,929 OF ITS ISSUED AND OUTSTANDING COMMON SHARES
                      AT NET ASSET VALUE PER COMMON SHARE

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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
    EASTERN TIME ON FRIDAY, FEBRUARY 16, 2001, UNLESS THE OFFER IS EXTENDED.

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    Van Kampen Senior Floating Rate Fund (the "Trust") is offering to purchase 37,631,929 of its issued and outstanding common shares of beneficial interest, par value of $0.01 per share ("Common Shares"), at a price equal to the net asset value per Common Share ("NAV") determined as of 5:00 pm Eastern Time on Friday, February 16, 2001, unless extended by action of the Trust's Board of Trustees. The tendering, acceptance and withdrawal of tenders are subject to the terms and conditions set forth in the Offer to Purchase dated January 19, 2001 and the related Letter of Transmittal (which together constitute the "Offer"). An "Early Withdrawal Charge" will be imposed on most Common Shares accepted for payment that have been held for less than one year. The NAV on January 12, 2001 was $8.97. The purpose of the Offer is to attempt to provide liquidity to shareholders since the Trust is unaware of any secondary market which exists for the Common Shares. The Offer is not conditioned upon the tender of any minimum number of Common Shares, but is subject to certain conditions as set forth in the Offer.
    If more than 37,631,929 Common Shares are duly tendered prior to the expiration of the Offer, the Trust presently intends to, assuming no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in the Offer, but is under no obligation to, extend the Offer period, if necessary, and increase the number of Common Shares that the Trust is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended Offer period, or purchase 37,631,929 Common Shares (or such greater number of Common Shares sought) on a pro rata basis.
    Common Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight Eastern Time on February 16, 2001, and, if not yet accepted for payment by the Trust, Common Shares may also be withdrawn after March 16, 2001.
    The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
    Questions and requests for assistance, for current NAV quotations or for copies of the Offer to Purchase, Letter of Transmittal and any other tender offer document, may be directed to Van Kampen Funds Inc. at the address and telephone number below. Copies will be furnished promptly at no expense to you. Shareholders who do not own Common Shares directly may tender their Common Shares through their broker, dealer or nominee.

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      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS
                        MADE WITH RESPECT TO THE OFFER.

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                             VAN KAMPEN FUNDS INC.
       1 PARKVIEW PLAZA - P.O. BOX 5555 - OAKBROOK TERRACE, IL 60181-5555
                                  800-421-5666
             (Between the hours of 7:00 am to 7:00 pm Central Time)

                                January 19, 2001